EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Year and Quarter Ended September 29, 2012 and Announces a Dividend of $0.10 Per Share

CONCORD, Mass., Dec. 10, 2012 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the fiscal year and quarter ended September 29, 2012. For the year ended September 29, 2012, the Company reported a net loss of $(841,000), or $(0.46) per share, on revenue of $8,117,000, as compared to net income of $2,269,000, or $1.24 per share, on revenue of $12,102,000 for the year ended September 24, 2011. For the quarter ended September 29, 2012, the Company reported a net loss of $(489,000), or $(0.27) per share, on revenue of $1,326,000, as compared net income of $255,000, or $0.14 per share, on revenue of $2,237,000 for the quarter ended September 24, 2011.

The Company also announced that on December 6, 2012, its Board of Directors declared a dividend of $0.10 per share of common stock outstanding. The dividend is payable in cash on December 28, 2012 to all shareholders of record on December 20, 2012.

The Board of Directors further decided on December 6, 2012 that it would suspend consideration of future dividends until such time as the Company's revenue and profit performance justified it. This decision was made in consideration of the fact that the Company generated a loss in fiscal 2012 and that the timing of critical market recoveries, although expected, is not certain. TCC believes that the Company's resources should be focused on developing new technologies, marketing new products, and expanding its business, which will provide stable financial growth and capital appreciation.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "During fiscal 2012, TCC delivered its DSP9000 universal radio encryption system for use in Afghanistan, DSD72A-SP military grade network encryptors for use in Taiwan and TCC CX series encryptors for use in private satellite communications systems. TCC also continued its commitment to internal product development by completing key milestones in the expansion of our SONET/STM and IP network product lines."

As noted, revenues in fiscal 2012 were $8,117,000 with a net loss of $841,000 or $0.46 per share. The fiscal 2012 results are largely due to the continuing slowdown in sales of our encryption products for foreign military networks, partially offset by strong sales for radio applications. TCC's backlog at the end of the year was $315,000 and was $1,773,000 as of December 7, 2012.

In fiscal 2012, TCC delivered $5.7 million of its DSP 9000 universal radio encryption systems for use by both the coalition and indigenous forces in Afghanistan. TCC's DSP 9000 family of radio encryption products is a large success in many countries where the need for high quality, ruggedized encryption is required for secure communication over the HF, UHF and VHF radio bands. The DSP 9000 products have the very attractive feature of mating to a wide variety of radios, providing end-to-end security between differing regions, vehicles and forces that may be using radios produced by different manufacturers. We believe that the DSP 9000 system provides a universal encryption solution that is readily deployable, cost effective and adaptable to meet unique user requirements.

TCC also delivered $1.2 million of network encryptors to Raytheon Company for deployment in the Republic of China (Taiwan) with the Patriot Air Defense System in fiscal 2012. This equipment is from TCC's DSD 72A-SP product line of high performance encryptors used worldwide in tactical and strategic networks requiring strong encryption security and high reliability. The equipment delivered for Taiwan provides network encryption equipment for system expansion.

Finally, the Company sold a modest amount of its TCC CX series encryptors for use in private satellite communications systems during its 2012 fiscal year. These sales were made to multiple customers throughout the year and included sales of the Cipher X 7200 and 7201 systems in our secure network application product line.

Revenues from these sales during fiscal 2012 were used to fund the Company's planned increase in research and development that began in fiscal 2011. This increased internal product development was focused on the development of new products to provide platforms for future growth and a basis for collaboration with OEMs.

TCC initiated the development of a low cost, battery-powered, pocket encryptor to be compatible with our DSP 9000 system and capable of interoperating with essentially all VHF and HF radios during the year. This encryptor, called the HSE 6000, is designed to respond to the many customer requests for a man-borne solution that provides universal encryption capability. The development occurred during 2012 and the HSE 6000 is now available as a commercially available solution for military, border patrol, and police forces.

TCC also completed development of new DSD 72A-SP equipment upgrades that allow customers to use new radios, multiplexers and switches in its 2012 fiscal year. In 2011, a new multi-interface system designed to give users the capability of matching a single encryptor to a multiple interface radio was successfully tested by a major user. Procurement of this system upgrade was expected in 2012 but, as mentioned above, has been delayed due to political unrest. Current expectations are that the procurement will proceed in 2013.

For future military network security requirements, TCC has developed a very high-speed version of the DSD 72A capable of speeds of 155mbs and 622mbs (STM1 and STM4) over fiber optic and electrical interfaces. Customer field tests of TCC's new STM encryptors were successfully completed in fiscal 2012 and we expect that users of the DSD 72A system will consider these devices for their upcoming network expansions.

Research and Development

During the years ended September 29, 2012 and September 24, 2011, the Company spent $4,421,000 and $3,530,000, respectively, on internal product development. In fiscal 2012, the Company's internal product development expenses were higher than prior years but in line with its planned commitment to research and development, and reflected the costs of product testing and production readiness efforts. It is expected that development expenses will decrease by about 25% in fiscal 2013 as compared to fiscal 2012.

By the middle of fiscal 2013, the Company anticipates the completed development of three new products and expects to reorient its development investment toward collaborative product developments with major OEMs. Initial work began in 2012 to establish these technical partnerships and we expect that full-scale development will begin in mid-2013. TCC expects that the resulting products will be imbedded proprietary encryption solutions that will significantly enhance the value of the OEMs' products and allow TCC encryption to be carried to the market by major equipment providers.

In addition to the products discussed above, TCC completed systems testing and initiated field testing in fiscal 2012 of our high speed, SONET/SDH optical encryptor called the 72B, which provides full-rate encryption capability at 155mbs and 622mbs speeds. This encryptor is designed to be compliant with the Federal Information Processing Standard level 140-2 and is being offered in three configurations covering applications for commercial telecommunications providers through highly ruggedized military and government requirements. TCC expects that the 72B encryptor family will provide fully interoperable operations between office and harsh field environments.

In 2011, TCC began development of an advanced, 100Mbs through 1Gbs family of IP encryptors and the KeyNet Optical Management system to service private network markets for government, military and satellite users. This new network product, named the CipherX 7211, is scheduled for installation with initial customers in early 2013. The CipherX 7211 is the first IP encryptor that is expandable, which allows its throughput capacity to be easily increased as network loads increase. TCC believes this feature makes the CipherX 7211 very cost-effective for new installations and very easy to expand when the market demands it.

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q for the quarters ended June 23, 2012, March 24, 2012 and December 24, 2011 and its Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended (Unaudited)
	9/29/2012	9/24/2011
Net sales	$ 1,326,000	$ 2,237,000
Gross profit	1,067,000	1,870,000
S, G & A expense	785,000	647,000
Product development costs	1,122,000	794,000
Operating income (loss)	(840,000)	430,000
Income tax expense (benefit)	(344,000)	175,000
Net income (loss)	(489,000)	255,000
Net income (loss) per share:
Basic	$ (0.27)	$ 0.14
Diluted	$ (0.27)	$ 0.14

	Year Ended
	9/29/2012	9/24/2011
	(unaudited)	(derived from audited
		financial statements)
Net sales	$ 8,117,000	$ 12,102,000
Gross profit	6,278,000	9,810,000
S, G & A expense	3,310,000	2,813,000
Product development costs	4,421,000	3,530,000
Operating income (loss)	(1,453,000)	3,467,000
Income tax expense (benefit)	(597,000)	1,200,000
Net income (loss)	(841,000)	2,269,000
Net income (loss) per share:
Basic	$ (0.46)	$ 1.24
Diluted	$ (0.46)	$ 1.21

Condensed consolidated balance sheets
	9/29/2012	9/24/2011
	(unaudited)	(derived from audited
		financial statements)
Cash and marketable securities	$ 6,725,000	$ 9,232,000
Accounts receivable, net	1,381,000	867,000
Inventory	2,633,000	3,279,000
Deferred & refundable income taxes	1,477,000	849,000
Other current assets	171,000	139,000
Total current assets	12,387,000	14,366,000
Property and equipment, net	453,000	477,000
Total assets	$ 12,840,000	$ 14,843,000

Accounts payable	167,000	313,000
Accrued expenses and other current liabilities	546,000	1,097,000
Total current liabilities	713,000	1,410,000
Total stockholders' equity	12,127,000	13,433,000
Total liabilities and stockholders' equity	$ 12,840,000	$ 14,843,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com